NEWS RELEASE

Contact:
Richard J. Cantele, Jr., President and CEO
Salisbury Bank and Trust Company
5 Bissell Street
Lakeville, CT 06039
(860) 435-9801
rick@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES THE APPOINTMENT OF NEW DIRECTOR

Lakeville, Connecticut, June 28, 2010/PRNewswire...  Salisbury Bancorp, Inc. (“Salisbury”), NYSE Amex Equities:  “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced the appointment of Arthur J. Bassin as a Director of the Boards of the Company and the Bank effective June 25, 2010.

“The addition of Mr. Bassin ensures that our Boards will continue to benefit from a diversity of knowledge and opinions” said Rick Cantele, President and Chief Executive Officer. "Mr. Bassin is an ideal Director because of his leadership skills, management experience and proven track record, and we look forward to his contributions as a member of our Boards."

Mr. Bassin has spent 25 years in consumer, commercial and mortgage banking at Citibank (1969-1983) and Dime (1983-1992), followed by 10 years in private equity, most recently as President and CEO of TVData Technologies (1994-2001).  He earned his MBA from Harvard Business School in 1969 and his AB from Harvard College in 1965.  He presently lives with his wife on a horse farm in Ancramdale, New York, and took office as Ancram Town Supervisor in January 2010.

Mr. Bassin has served as a Director on several boards and currently serves on the Boards of Cricket Hill Farm, Inc., Cricket Hill Academy, Inc., and Amputee Coalition of America.

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company; a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut, South Egremont and Sheffield, Massachusetts and Dover Plains and Millerton, New York. The Bank offers a full complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management.  Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions,  including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.